Exhibit 4.5

Matching Program

2016 Cycle

Rewarding Long Term Sustainable Performance

Important notice: The concession of the Program and the definition of all its conditions are a prerogative of the company. The participation in this Program is completely optional and voluntary to employees (participation for Vale’s CEO and Executive Directors is mandatory whenever there’s a Bonus/AIP payment sufficient for investment), once all of the eligibility criteria are met and all conditions for participation are formally accepted by the employee. The purchase of shares is characterized as a risky participation level, since it represents the participation level of funds in variable income (e.g. publicly traded shares). By choosing to enter the program, the employee recognizes and understands the risks posed, such as: capital market volatility, share liquidity and oscillation of their value in the stock exchange. The combination of these risks may bring earnings or losses to any employee who enters the Program.

Both the purchase and the sale of the Vale S.A. shares, as well as the profits (dividends, interests, etc.) earned by each employee between the purchase and the sale, may have tax consequences, especially the eventual incurrence of personal income taxes - in cases of positive results from the sale of the shares. The tax regulations are dynamic and therefore subject to change and interpretation. The Human Resources team will be responsible for providing generic and relevant information regarding the Program, and participants are responsible for evaluating their personal finances and consulting with their accountants/financial advisors to ensure they are aware of all of the financial implications linked to participating in this Program.

Note that Matching participants should be aware of legal requirements, as well as Vale’s Code of Conduct and Securities Trading Policies.

Human Resources

January, 2016

I.	Table of Contents

I.	Table of Contents	3

II.	About the Matching Program	4

III.	Eligibility and Participation Level Options	5

A.	Fundamental Conditions for Eligibility	5

B.	Rules for Placing leaders in Groups A, B or C	5

IV.	How to Join the Program	7

A.	Enrollment Form	7

B.	Opening an Accounts and/or Updating information with Brokerage Firms	7

C.	Number of Shares or ADRs for participating in the program	9

V.	Shares and ADRs Acquisition Process for the 2016 Cycle	10

A.	Bonus or AIP payout is sufficient to participate in Matching	10

B.	Bonus or AIP is insufficient to participate in Matching	10

VI.	Administration of the Matching Shares/ADRs during the cycle	12

A.	Administration Shares/ADRs	12

B.	Brokerage Fees	12

C.	Dividends and Interests on Equity	12

VII.	Matching Reward at the End of the Cycle	13

A.	Matching Reward at the End of the Cycle	13

B.	Early Payment for Employees Terminated During the Cycle	13

C.	Summary Table - Conditions for Early Payment (Before the End of the Cycle)	16

VIII.	Details Regarding Expatriate and/or Repatriate Employees	17

IX.	Key Dates - 2016 Cycle	17

Appendix A: List of Participating Companies		18

Appendix B: Methodology for Currency Conversion		21

A.	Definition of Reverence Value (in USD) on Grant date	21

B.	For Acquisition of Shares/ADRs at each purchase window	21

C.	For Payments before the end of the Cycle	21

Appendix C: Methodology for Calculating the Average Share Price		23

A.	Shares/ADRs Purchase on Grant Date	23

B.	Shares/ADRs Purchase on the Windows	23

C.	For Payments before the end of the Cycle	23

Appendix D: Participation Level Options		24

Appendix E: Distribution of Eligible Employees		25

II.           About the Matching Program

Matching is a long term incentive program that composes the total reward of Vale’s executives and its associated/subsidiary companies’ employees that also participate in the program(1) according to rules and conditions set forth herein. The program aims to:

•                  Encourage a sense of “ownership”;

•                  Increase the capacity to recruit and retain top talent; and

•                  Reinforce a culture of sustainable performance and skill development for our leaders.

Key characteristics of the program:

•                  The Reference Value(2) with which a leader can enroll depends on the following:

(i) Score of the leader in the last Career & Succession (C&S) cycle ;

(ii) Hierarchical level of the leader in the company as of December 31, 2015(3);

(iii) Location where the leader is based on and/or the group’s company he/she is active at, both as of December 31, 2015(3) (see Appendix A: List of Participating Companies);

(iv) Base salary of the leader on December 31, 2015(3).

(v) Number of months worked (pro-rata) at Vale or group company, in 2015;

(vi) Participation level on the program (standard or extra).

•                  The program has a duration of three years (vesting): it begins on March 18th, 2016 and ends in March, 2019(4).

Important notes:

The rules described in this document are only valid and applicable to the 2016 Matching Program.

The provision of the 2016 Matching Program cycle does not require Vale or its associated/subsidiary companies to grant this incentive, or any other similar program, in future years. Vale reserves the right to examine and determine the eventual provision of similar incentives in subsequent years. Employee participation in the 2016 cycle shall not generate expectations of future entitlement to similar programs.

(1)  See the attached list of companies whose executives may be eligible to the Matching Program | 2016 Cycle (Appendix A: List of Participating Companies).

(2)  For purposes of this document, Reference Value refers to the amount used to calculate the number of shares or ADRs required to participate in the 2016 Matching Cycle.

(3)  As registered in payroll systems on that date. The base/basic salary adopted must comply with the definition of “base salary” at each location.

(4)  The closing date of the program may be reviewed if Vale is in a restricted negotiation period (“black-out period”), as stipulated by Vale´s Securities Trading Policy.

III.      Eligibility and Participation Level Options

A.                                  Fundamental Conditions for Eligibility

Will be eligible to participate in the Matching|2016 Cycle the executives who meet all of the conditions established in this document(5), described as follows:

•                  He/she must be working for Vale or one of the participating companies (see Appendix A: List of Participating Companies) as of December 31st, 2015, occupying one of the below positions:

(i)                 CEO;

(ii)              Executive Director;

(iii)           Director and equivalents in a Technical Career;

(iv)          Executive Manager and equivalents in a Technical Career;

(v)             Manager and equivalents in a Technical Career; and

(vi)          Project Leader.

•                  He/she must be an active employee of Vale, or one of the participating companies, at the beginning of the cycle (March 18th, 2016);

•                  He/she must accept all conditions in order to participate in the Program through the formal enrollment option (Enrollment Form), within the deadline established.

B.                                  Rules for Placing leaders in Groups A, B or C

Participation Level Options

If the leader chooses to participate in the Matching|2016(6) Cycle, there are two options:

(i)                 Standard Option; and

(ii)             Extra Option (mandatory for CEO and Executive Directors who participate in the program, and optional for employees with potential and performance as described below.)

For both options, Standard and Extra, the Reference Value will vary according to item II. About the Matching Program, listed above.

Placement of leaders in Groups A, B or C

In addition to meeting the main conditions, leaders must meet specific conditions to be classified into one of the three groups, as outlined in Table III.1 below:

(5)  Situations not covered in this Manual should be evaluated and defined case by case by the Human Resources Director.

(6) For CEO and Executive Directors, participation is mandatory when Bonus/AIP is sufficient for matching participation.

Table III.1: Eligibility to different participation level options.

Group	Who should be placed in the group	Participation level options - 2016
Group A	• Leaders who meet the key conditions (see section A) and are considered employees with high potential and solid or high performance(7) (according to the last C&S evaluation).

•                  These leaders have the following participation level options in the Matching|2016 Cycle:

•                  Extra Option as per their level and region/company;

•                  Standard Option as per their level and region/company; or

•                  Do not participate in the program.

Group B

•                  Leaders who meet the key conditions (see section A) and are considered employees with potential and solid or high performance (according to the last C&S evaluation).

•                  Executives who meet the fundamental conditions (see section A) and have been recently hired(8) (not evaluated in the last C&S), recently transferred(8) or were evaluated in C&S when occupying a position at a different hierarchical level than the one they are currently(9).

• These leaders have the following participation level options in the Matching|2016 Cycle: • Standard Option as per their level and region/company; or • Do not participate in the program.

Group C	• Leaders who meet the key conditions (see section A) and were evaluated as low performance(10) (according to the last C&S evaluation), regardless of potential.	• These executives are not eligible to participate in the program.

Important note:

The amounts for each participation level, your level and your region/company are presented in Appendix D: Amount of the Participation level Options.

Each approving manager must ensure that, amongst those in his/her approval scope (leaders from Groups A and B), a maximum of 30% of eligible employees are classified into Group A (for reasons of numerical rounding, the distribution indicated in Appendix E: Distribution of Eligible  must be used).

The approving manager is the immediate manager of the potential participant.

Important note:

The participation for the CEO and Executive Directors is mandatory throughout the cycle in years with sufficient Bonus/AIP for participation. These employees can only participate with Extra options.

(7)  Leaders with solid or high performance are the ones evaluated as such according to the most recent C&S cycle, and executives with recognized potential are those who have been evaluated with potential of “1 to 3 years” or potential of “0 to 1 year” according to the most recent C&S cycle.

(8)  Admissions or transfers that took place after June 31st, 2014. For recent movements, it’s considered an increase in at least two (2) salary grades.

(9)  Cases in which this occurs: (i) evaluated in the C&S as Staff or Supervisor and eligible to the program as Manager (or equivalent); (ii) evaluated in the C&S as Manager (or equivalent) and eligible to the program as Director (or equivalent).

(10)  Leaders evaluated as low performers in the last C&S cycle are not eligible to participate in Matching, unless there has been a performance improvement since the last assessment (as considered by the immediate manager).

IV.       How to Join the Program

A.            Enrollment Form

The enrollment of a leader in the Program will occur upon formal acceptance of the guidelines and rules of the Matching|2016 Cycle by signing (electronically or physically) the Enrollment Form, submitting required documentation for registration or re-registration in the stock market regulatory bodies, and completion of all paperwork associated with the opening of an account with one of the following plan administrators:

•                  Bradesco, for leaders active in Brazil in one of participating companies, when they sign the Enrolment Form;

•                  Solium Capital, for leaders active outside Brazil in one of participating companies, when they sign the Enrolment Form.

Important: In cases of expatriation, repatriation or transfer from or to Brazil, participants may need to open an account with both brokerage firms, if there are shares outstanding that need to be purchased for the Matching 2016 program.

B.            Opening an Accounts and/or Updating information with Brokerage Firms

For leaders in Brazil upon enrollment

Leaders who receive their (monthly) fixed remuneration in Brazil must complete and/or update any required forms from Bradesco as follows:

(i)                Registration of new leaders

Executives who are not currently registered with Bradesco should provide the following documentation:

•                  Bradesco Enrolment Form

•                  Intermediation and Sub-custody Contract

•                  Copy of documents — ID or Driver’s License with CPF (Individual Taxpayer’s Roll)

•                  Proof of residence (this is the address where participants will receive important information regarding their account)

•                  FATCA (Foreign Account Tax Compliance Act)

The Enrolment Form, the Intermediation and Sub-custody Contract and the FATCA must be filled in, signed and submitted (original documents), along with the copy of the other documents listed above, on or before the date provided by your local HR, to Bradesco at the following address: Avenida Paulista, 1450 - 7th Floor - CEP: 01310-100, attention of: Bruna Sampaio.

Questions related to this documentation should be directed to Bradesco, by email (comercial@bradescobbi.com.br) or telephone (+55 11 3556-3000, from Monday to Friday, 10am to 06pm, Brasilia time).

Important note:

The Enrolment Form and the Intermediation and Sub-custody Contract must have, in addition to the participant’s signature, the grant of an authorizer from Vale’s HR or from its associated and subsidiary companies (procurator) in order to be accepted by the brokerage. The Enrolment Form must also include the signature of two witness, besides the signature of the participant and the above mentioned authorization.

(ii)            Confirming Information for leaders previously  registered

Leaders who are active in the company and willing to participate in the program must update their information every 2 (two) years. Any leader whose registration was completed 2 (two) or more years ago, will receive a new registration form from Bradesco by email. It is important to highlight updates to the form in the body of the email where applicable, and send it to Bradesco. If no changes are required, the leader must reply to the email stating that there was no change in their data to date (the corporate email must be used). All documents (as listed below) must be attached in either instance. Here are the documents that need to be sent for the confirmation information:

•                  Enrollment Form

•                  Copy of documents (ID or Driver’s License with CPF - Individual Taxpayer’s Roll)

•                  Proof of residence (this is the address where participants will receive important information regarding their account)

•                  Intermediation and Sub-custody Contract

•                  FATCA

•                  API – Investor Profile Analysis

Important note:

The information update process is the sole responsibility of the participant. Any leader who does not send the registration information within the outlined enrollment period set out by the broker may lose the right to participate in the Program

(iii)        Account consultation via internet

For online consultation of transactions and number of shares of current open cycles, participants can access the www.myportfolio.com.br/bradescocorretora at any time. If you have questions related to your online access please contact the group by email or telephone at: comercial@bradescobbi.com.br, or +55 11 3556-3000 (from Monday to Friday, 10am to 06pm, Brasilia time).

For leaders outside Brazil upon enrollment

Leaders who receive their fixed remuneration outside of Brazil (including those on international assignments) should contact their local HR department in order to complete (new matching participants outside Brazil) or update (old cycle participants outside Brazil) their enrolment information with Solium Capital.

(i)                Registration of new employees

Participants should contact their local HR to gather any required information for enrolment with Solium Capital.

New participants must also fill out the W-8BEN Form (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding), for income declaration, in case of receiving dividends or selling ADRs(11). Should this form not be completed, the participant may be personally subject to or responsible for payment of taxes related to the purchase. The W-8BEN Form will be part of your online registration with Solium Capital. Other forms may be needed to meet legal requests in different countries.

(11)  American Depositary Receipt (ADR) is a negotiable certificates representing shares of a non-US company traded on the US capital market.

Questions related to the required documentation, or the sale of ADRs, should be directed to Solium Capital, by calling +1-403-515-3909 or by e-mail help@solium.com.

Important note:

Leaders living abroad who have tax registration in Brazil (CPF) should pay special attention to ensure the information data registered at the brokerage firm accurately reflects the current status of the tax situation of the Brazilian treasury department, i.e. resident or non-resident. Any discrepancy may cause tax implications to the participant.

C.            Number of Shares or ADRs for participating in the program

Shares/ADRs

Includes only the purchase of class “A” preferred shares(12) or ADRs backed in preferred shares of the same class and issued by Vale through the authorized brokerage firms for each location (Bradesco for Brazil; and Solium Capital for other locations).

Any participant located in Brazil will purchase VALE5 shares, while participants outside Brazil will purchase  VALEP ADRs.

Reference Value to Define the Number of shares/ADRs Required to Participate in the Program

The Reference Value will be calculated based on the option selected in the Enrollment Form (Standard or Extra) and other key program characteristics (Section II).

Those participating in Brazil will have the reference value calculated in Reais, while participants outside of Brazil will have the reference value calculated in US dollars.

Currency conversions required to calculate the Reference Value must be made according to the methodology set out in Appendix B: Methodology for Currency Conversion.

Calculating the Number of Shares or ADRs required to participate

The number of shares or ADRs required for each participant will be established on March 18th, 2016, based on their Reference Value, in Reais or American Dólar (for each case), divided by the share price(13) on that day.

For participants acquiring shares at BM&FBOVESPA, the brokerage firm in Brazil (Bradesco) will purchase the largest number of whole shares, with any remaining funds (referring to decimal portion) wired back to the personal bank account according to their Bradesco Enrolment Form(14).

For participants acquiring Vale ADRs at NYSE, Solium Capital will purchase the appropriate fractional number of shares, as allowed through its processes and procedures, and no remaining funds will be returned to the participant.

(12)  They offer: (a) priority in receiving dividends, which will be calculated according to Vale’s Bylaws’ Chapter VII, corresponding to (i) at least 3% (three per cent) of the amount of the stockholder’s equity, calculated based on the obtained financial statements that served as reference for the payment of dividends, or (ii) 6% (six per cent) on the portion of capital represented by this class of shares, whichever is the highest one among them; (b) the right to participate in distributed profits, on an equal basis with common shares, after the latter paid a dividend equal to the minimum established in accordance with subparagraph “a”; and (c) the right to participate in occasional bonuses, on an equal basis with common shares, observing the established priority for the dividends distribution.

(13)  The share price will be determined by the average of all shares purchased on March 18th, 2016. If  there are no purchases on that day, the price will be determined by closing price on that day.

(14)  Keeping the account information updated with the brokerage firm is the employee’s responsibility. The resources to spare (decimal portion, if applicable) will be returned to the participant only after all the share purchase windows.

V.            Shares and ADRs Acquisition Process for the 2016 Cycle

Eligible leaders who choose to participate in the Program is responsible for financing the share purchase(s). The purchase process will vary depending on AIP payout in 2016(15), (16)  (for the year 2015), as follows:

A.            Bonus or AIP payout is sufficient to participate in Matching

In this case, the purchase will happen in a single window, on March 18th, 2016, using AIP payments and considering the share price on that day.

In order to facilitate the availability of participant funds to invest in Matching|2016, Vale or an affiliate / subsidiary company, may use funds from the Annual Incentive Plan (AIP) paid to the eligible leader in 2016 (ref. 2015 year), via payroll deduction, according to the investment option selected by the participant in the enrollment phase. The payroll deduction will only occur if the net amount of AIP is equal to or greater than the amount required to participate in the Matching Program, and that all other conditions of participation have been formally accepted by him/her.

B.            Bonus or AIP is insufficient to participate in Matching

In this case, participants will have twelve (12) months to purchase the number of shares or ADRs required to participate in Matching|2016 cycle and will be able to do so in two ways: (i) using their vested (“free”) shares/ADRs and/or (ii) using the purchase windows available throughout the next twelve (12) months, held by Vale using funds transferred by the participants to Vale.

Use of vested shares

The following should be considered when using vested shares:

•                  The shares/ADRs should be VALE5 or VALEP, as specified in this document;

•                  The shares/ADRs should be held by the official(17) Matching brokerage firm;

•                  The shares/ADRs cannot be linked to the Matching cycles started in 2014 or 2015;

•                  Using vested (“free”) shares is optional, and must be indicated and approved by the executive in the enrollment phase.

(15)  Sufficient AIP means a Vale Result factor (multiplier) of at least 0.6, according to current AIP model for 2015. For results below this value, AIP will be considered insufficient to participate in Matching|2016.

(16)  In case of insufficient AIP, the CEO and Executive Directors’ participation in the program is not mandatory in the specific years. If they choose to participate, CEO and Executive Directors can do so by (i) using the Extra investment option, (ii) using vested (“free”) shares or ADRs and / or (ii) through purchases of shares or ADRs over 12 months, held by Vale using funds provided by the participant. For this group, the share/ADR purchases plan and other details will be pre-defined.

(17)  If necessary, Vale will coordinate the transfer of shares between Bradesco and Solium in order to allow participants to use vested (“free”) shares regardless of his/hers location. In order to use shares held by other brokerage firms, the participants will be required to transfer these shares to the Matching brokerage firm; this is optional and should be coordinated and funded by the participant.

Purchase Windows of Shares/ADRs

The following dates should be observed in order to purchase shares throughout the 12 months:

•                  Grant date: March 18th, 2016(18), to determine the number of shares required for each participant;

•                  1st purchase window: deposit from May 2nd to May 20th, and share/ADR purchase(19) on May 27th;

•                  2nd purchase window: deposit from August 29th to September 16th, and share/ADR purchase(19) on September 23rd;

•                  3rd purchase window: deposit up to 15 days after AIP payment date in 2017 (ref. to 2016 year), and share/ADR purchase(19) 5 business days following the last date of the deposit or on the first possible date (considering black-out periods) after this deadline.

Deposits must be made in local currency. For details on the exchange rate methodology, please see Appendix B: Methodology for Currency Conversion.

•                  Details regarding the last shares/ADRs purchase window

Regarding the deposit for the last purchase window, a reference price will be used based on the share/ADR price for the last 10 days prior to the last deposit deadline date. This reference price for the last window will be calculated and communicated by the Human Resources team. This value will be provided as an estimate and Vale will not be responsible for any share price fluctuation up or down.

Last deposit - Not enough funds for shares/ADRs purchase: If a participant deposits an amount lower than what is required to purchase the number of outstanding shares (taking into account the reference price for the last window), he/she will not be eligible for the Matching reward at the end of the three-year cycle.

Last deposit - Sufficient funds for shares/ADRs purchase: If a participant deposits an amount equal to or above the required amount to purchase the number of outstanding shares (taking into account the reference price for the last window), he/she will have acquired all shares/ADRs required to participate in the Matching|2016 cycle and will be eligible for the Matching reward at the end of the three-year cycle (provided they comply with all remaining conditions of the program).

Price fluctuation in the last purchase window: If a participant has deposited sufficient funds to purchase the required number of shares (based on the reference share price for the last window), the following will apply:

•                  If the share/ADR price on the purchase date is lower than the reference price, any remaining amount deposited by the employee will be converted into shares (VALE5 for participants in Brazil) or ADRs (VALEP for participants outside Brazil) for personal use. The additional shares/ADRs bought will not be eligible for the Matching reward at the end of the three year cycle, and there will be not cash returned(20) to the participant.

(18)  On the Grant date will be a purchase of part of the shares, in case of AIP payment (even it’s insufficient to matching investment).

(19)  The dates for the purchase windows may be altered due to black-out periods, based on Vale’s Securities Trading policy. Any change will be previously communicated by Vale to participants. The amount deposited by the participant will not be adjusted before the share purchase date.

(20)  Except for employee in Brazil, who will receive back funds regarding fractioned shares (decimal portion) through payroll.

•                  If the share/ADR price on the purchase date is higher than the reference price(21), Vale will anticipate(22) the difference required for the participant to purchase the number of shares outstanding. In this case, the participant will have 5 business days to deposit such difference back to Vale. If the employee fails to do so, they will no longer be eligible for the Matching reward at the end of the three-year cycle, and will be subject to any consequences as set out by Vale’s Code of Ethics and Conduct. According to Vale’s Insider Trading Policy (POL. 017-G), the company cannot anticipate any amount to the CEO and Executive Directors.

VI.       Administration of the Matching Shares/ADRs during the cycle

A.            Administration Shares/ADRs

The official brokerage firms will be responsible for the share/ADR administration throughout the entire program cycle. Vale will be informed about any share/ADR transaction performed by participants.

Participants may sell all or part of their shares/ADRs at any time. However, by doing so, they shall forfeit the right to receive the Matching|2016 reward and shall also be responsible for any costs arising from such sale.

B.            Brokerage Fees

Any shares/ADRs purchased outside the program through the same brokerage firm must be purchased in a separate account, and will be subject to brokerage fees defined by the firm. Vale will not be responsible for paying any fees related to purchases outside the program.

C.            Dividends and Interests on Equity

In the event of dividends and/or interest paid by Vale:

•                  Participants using a brokerage firm in Brazil will have any dividend payments deposited in their respective bank accounts;

•                  Participants using a brokerage firm outside of Brazil may receive a check in USD, or can choose to have the proceeds automatically re-invested in new ADRs.

The shares/ADRs acquired using dividends and/or interest will not be considered for Matching and therefore will not receive a Matching award at the end of the cycle.

(21)  Participants are encouraged to follow the market trends, and deposit an amount higher than estimated reference price, in case they expect a share appreciation.

(22)  The anticipation to enable leaders participation does not apply to the CEO and any Executive Director.

VII.  Matching Reward at the End of the Cycle

A.            Matching Reward at the End of the Cycle

At the end of the cycle, i.e. March 2019 (three years after the Grant date), participants’ share balances will be verified with the brokerage firms. Participants who have accumulated the necessary number of shares/ADRs and kept them for the entire cycle will be eligible to receive a Matching reward (1:1) as of the number of shares/ADRs accumulated by the executive.

At the time of the reward:

•                  Vale or the associated/subsidiary company will pay the taxes related to the Matching reward (gross up);

•                  The area/company responsible for the employee costs at the time of the payment will be responsible for his/her Matching|2016(23) reward.

Conditions for staying in the Program

In order to receive the Matching|2016 reward, at the end of the three-year cycle, participants must meet the following criteria:

•                  They cannot sell and/or transfer(24) shares from their account during the cycle;

•                  Shares can only be purchased through the Matching account with proceeds from dividends and/or interest on equity, and only when allowed by the brokerage firm. The Matching account will be blocked for any other share purchase;

•                  Transactions involving derivatives, that constitute short selling of Vale shares, are prohibited. The renting of purchased Program shares is also prohibited. The purpose of the plan is to align leadership’s and shareholders’ interests;

•                  The transactions described above (involving derivatives or shares renting) are also prohibited for any Vale leader while he/she is an active Matching participant, even if purchased outside of the program. The violation of the rule will be subject to consequences set out by Vale´s Code of Ethics and Conduct.

B.            Early Payment for Employees Terminated During the Cycle

The conditions below outline the treatment for participants who leave Vale (or the associated/subsidiary company) before the end of the Matching | 2016 Cycle:

(23)  The reward amounts must be budgeted and accrued by each area/department, according to the guidelines of the applicable budget cycles.

(24)  The repatriation of shares is allowed as long as participants use the official brokerage firms, in which case the shares will remain eligible for the Matching reward. If the participant is repatriate to Brazil, the factional shares must be sold by the participant or kept with Solium at the participant’s expense and will not be eligible for the Matching reward.

Resignation or Termination with Cause

Participants who resign or are terminated with cause will not be eligible for the Matching|2016 reward. However, he/she may sell or keep the shares/ADRs that were acquired with his/her funds. The employee will become responsible for any administration and brokerage fees, if applicable, upon the resignation or termination date.

Termination without cause / Retirement

Participants terminated without cause or who retire before the end of the cycle will receive his/her pro-rata Matching|2016 reward, based on:

•                  The number of months worked for Vale, or associated/subsidiary company (see Appendix A: List of Participating Companies, during the cycle.

•                  The number of shares purchased up until their termination/retirement date.

The participant’s area/company at the time of termination will be responsible for the payment of his/her Matching|2016 reward. The employee may sell or keep the shares/ADRs that were acquired with his/her funds and he/she will become responsible for any administration and brokerage fees, if applicable, upon the resignation or termination date.

Important Note:

Participants transferred to other participating companies (see Appendix A: List of Participating Companies) during the cycle, leading to a termination in the old company and hire in the new one will  remain eligible to participate in the Program until the end of the cycle (according to the employment conditions defined).

Death or Retirement due to Long-Term Disability

The participant, or his/her legal heirs, will receive the full Matching|2016 Cycle reward in cash based on the number of shares purchased until the date of termination. The area/company responsible for participant at the time of his/her death or retirement due long-term disability, will be responsible for the Matching | 2016 reward. The participant or his/her legal heirs may sell or keep the shares/ADRs acquired with the participant’s funds. The participant or his/her legal heirs will become responsible for any administration or brokerage fees, if applicable, starting from the effective date of termination.

Executives from Associated or Subsidiary Companies that Undergo Change of Control or Divestiture

Participants from associated or subsidiary companies (see Appendix A: List of Participating Companies) that undergo Change of Control or Vale´s divestiture, will receive the Matching|2016 Cycle reward, in cash, proportional to the number of months worked for the associated/subsidiary company during this cycle and before the Change of Control or Vale´s divestiture, and the number of shares purchased. The participant’s area/company on the date of the Change of Control or divestiture, will be responsible for his/her Matching|2016 reward. The employee may sell or keep the shares/ADRs acquired with his/her own funds and will become responsible for any administration or brokerage fees, if applicable, starting from the effective date of termination.

Executives Transferred to non-Participating Companies

Vale will settle any amount relative to shares purchased during the 2016 cycle (from the Grant date of the Matching|2016 Program (March 18th) for participants transferred to another company or foundation, which includes the corresponding transfer of contractual obligations.

The receiving entity will be responsible for any payments relative to time worked before the transfer, which will then reimbursed by the previous company.

Important note:

Local rules must be considered for specific cases (e.g. assigned or licensed employees).

C.            Summary Table - Conditions for Early Payment (Before the End of the Cycle)

Table VII.B.1: Summary of conditions for early payment.

#	Condition for early payment	Eligibility for reward	Reward type	Reference date for calculations(25)	Time for calculating the reward	Date of reward payment	Responsibility for the costs related to the reward	Ownership of the shares acquired to join the program (with participant’s funds)	Responsibility for administration fees after termination date
1	Resignation or Termination For Cause	No	—	—	—	—	—	Employee	Employee
2	Termination without cause / Retirement	Yes	Cash	Last business day of the month preceding the termination of employment	Number of months worked for Vale during this cycle	Should follow local laws and practices and should be made, preferably, with other payments at the time of termination	Area/company responsible for the employee’s costs on the termination date	Employee	Employee
3	Death or Retirement due to Long-term Disability	Yes	Cash	Last business day of the month preceding the termination or retirement of the employee	Full reward (no pro-rata)	Should follow local laws and practices and should be made, preferably, with other payments at the time of termination	Area/company responsible for the employee’s costs on the termination date	Employee or his/her heirs	Employee or his/her heirs
4	Participants from Associated or Subsidiary Companies that Undergo Change of Control or Divestiture	Yes	Cash	Last business day of the month preceding the date of the effective change of control (closing of operation)	Number of months worked for the associated/subsidiary company during the cycle before the change of control or divestiture	Preferably on the first pay after the change of control or divestiture, or as stipulated in the change of control /Vale’s divestiture contracts.	Area/company responsible for the for the employee’s upon of the change of control or divestiture	Employee	Employee
5	Participant transferred to non-participating companies	Yes	Cash	Last day preceding transfer date	Number of months worked in participating company in the cycle	Should follow local laws and practices and should be made, preferably, with other payments at the time of termination.	Area/company responsible for the employee’s costs on the transfer date	Employee	Employee

(25)  See Appendix B: Methodology for Currency Conversion and Appendix C: Methodology for Calculating the Average Price of Shares for methodologies for early pays (before the end of the cycle).

VIII.                    Details Regarding Expatriate and/or Repatriate Employees

Local HR is responsible for managing the Matching process (communication, calculation, validation etc.) for eligible expatriates (in case of expatriates / repatriates, Host Country HR). If the participant is expatriated before the end of the cycle, all purchased shares will remain in his/her account with the brokerage firm that acquired the shares at the beginning of the cycle, as well as any shares/ADRs received as dividends. The Matching|2016 reward will be made by the company/country where he/she is located (this rule is valid for all cycles in which the employee participated).

If the participant starts and ends a cycle outside his/her home country, the shares/ADRs purchased will remain in his/her account and the reward will be paid through the respective brokerage firm. If the participant is repatriated before the end of the cycle, he will be rewarded in the country where he/she is at the time of the payment.

According to Brazilian legislation, non-resident employees are not allowed to purchase shares in Brazil. Therefore, Brazilian expatriates must purchase ADRs with the brokerage firm outside Brazil (i.e. Solium Capital).

IX.      Key Dates - 2016 Cycle

Table IX.1: Key dates - 2016 Cycle.

#	Date	Brief description of the event
01	Feb, 2016	• Eligible employees confirm participation in the program
02	March 18th, 2016	• Grant date (number of shares required to participate is calculated)(26)
03	May 2nd to May 20th, 2016	• 1st period for deposits. The 1st shares/ADRs purchase window(27) will be on May 27th
04	August 29th to September 16th, 2016	• 2nd period for deposits. The 2nd shares/ADRs purchase window(27) will be on September 23th
05	March, 2017

•                  3rd period for deposits will be up to 15 days after AIP payment date in 2017. The 3rd purchase window(27) will be 5 business days following the last date of the deposit or on the first possible date (considering black-out periods) after this deadline

06	March, 2019	• Matching 2016 reward to eligible participants

(26)       Share/ADR purchase will only take place in March 18th in case there is AIP payment (even if insufficient).

(27)       The dates for the purchase windows may be altered due to black-out periods, based on Vale’s Securities Trading policy. Any change will be previously communicated by Vale to participants. The amount deposited by the participant will not be adjusted before the share purchase date.

Appendix A: List of Participating Companies

Below is the list of the associated/subsidiary companies whose employees may be eligible to participate in the 2016 Matching Program, as well as the countries where they are located and the respective HR teams.

Important notes:

The information contained in the table below are subject to change during the Cycle. It is the participant’s to remain informed about any changes through local HR.

The following list indicates companies that may have eligible employees. Some employees in these companies may not be eligible to participate in the Program.

Table A.1: List of subsidiary and associated companies with employees eligible to the Matching | 2016 Cycle.

#	Company	Country	Local HR	HR Solution Center
1	Camberwell Coal Pty Ltd.	AUSTRALIA	Australia HR	Asia Pacific, Europe & Middle East
2	Carborough Downs Coal Management Pty Ltd.	AUSTRALIA	Australia HR	Asia Pacific, Europe & Middle East
3	Companhia Portuaria Baia de Sepetiba	BRAZIL	RH Brasil	América Latina
4	Compañia Minera Miski Mayo S.R.L.	PERU	RH Fertilizantes	Fertilizantes
5	Fundação Vale do Rio Doce	BRAZIL	RH Brasil	América Latina
6	Glennies Creek Coal Management Pty Ltd.	AUSTRALIA	Australia HR	Asia Pacific, Europe & Middle East
7	Integra Coal Operations Pty Ltd.	AUSTRALIA	Australia HR	Asia Pacific, Europe & Middle East
8	MINERAÇÃO CORUMBAENSE REUNIDA	BRAZIL	RH Brasil	América Latina
9	Potássio Rio Colorado S.A.	ARGENTINA	RH Fertilizantes	Fertilizantes
10	PT International Nickel Indonesia Tbk	INDONESIA	Base Metals & North America HR	Base Metals & North America
11	PT Vale Eksplorasi Indonesia	INDONESIA	Australia HR	Asia Pacific, Europe & Middle East
12	Salobo Metais S.A	BRAZIL	RH Brasil	América Latina
13	Transbarge Navegacion S.A	PARAGUAY	RH América Latina	América Latina

#	Company	Country	Local HR	HR Solution Center
14	Vale Americas Inc	UNITED STATES	Base Metals & North America HR	Base Metals & North America
15	Vale Asia Kabushiki Kaisha	JAPAN	Singapore HR	Asia Pacific, Europe & Middle East
16	Vale Australia Pty Ltd	AUSTRALIA	Australia HR	Asia Pacific, Europe & Middle East
17	Vale Canada Limited	CANADA	Base Metals & North America HR	Base Metals & North America
18	Vale Europe Ltd.	UNITED KINGDOM	Base Metals & North America HR	Base Metals & North America
19	Vale Exploracion Argentina S.A.	ARGENTINA	RH América Latina	América Latina
20	Vale Exploraciones Mexico S.A.	MEXICO	Austria HR	Asia Pacific, Europe & Middle East
21	Vale Exploration Peru SAC	PERU	RH América Latina	América Latina
22	Vale Exploration Pty Ltd	AUSTRALIA	Australia HR	Asia Pacific, Europe & Middle East
23	Vale Fertilizantes S.A.	BRAZIL	RH Fertilizantes	Fertilizantes
24	Vale International Holdings GmbH	AUSTRIA	Austria HR	Asia Pacific, Europe & Middle East
25	Vale International S.A	SWITZERLAND	Switzerland HR	Asia Pacific, Europe & Middle East
26	Vale International SA-DIFC	UAE	Singapore HR	Asia Pacific, Europe & Middle East
27	Vale International Singapore	SINGAPORE	Singapore HR	Asia Pacific, Europe & Middle East
28	Vale International Korea	KOREA	Japan HR	Asia Pacific, Europe & Middle East
29	Vale Japan Ltd.	JAPAN	Singapore HR	Asia Pacific, Europe & Middle East
30	Vale Logística da Argentina S.A	ARGENTINA	RH América Latina	América Latina
31	VALE LOGISTICS LIMITED	MALAWI	RH África	África
32	Vale Malaysia Minerals SDN. BHD.	MALAYSIA	Malaysia HR	Asia Pacific, Europe & Middle East

#	Company	Country	Local HR	HR Solution Center
33	Vale Manganês S.A	BRAZIL	RH Brasil	América Latina
34	Vale Minerals China Co. Ltd	CHINA	China HR	Asia Pacific, Europe & Middle East
35	Vale Mozambique Ltda.	MOZAMBIQUE	RH África	África
36	Vale Newfoundland & Labrador Ltd.	CANADA	Base Metals & North America HR	Base Metals & North America
37	Vale Nickel (Dalian) Co. Ltd	CHINA	China HR	Asia Pacific, Europe & Middle East
38	Vale Nouvelle-Calédonie S.A.S.	NEW CALEDONIA	Base Metals & North America HR	Base Metals & North America
39	Vale Oman Distribution Center LLC	OMAN	Oman HR	Asia Pacific, Europe & Middle East
40	Vale Oman Pelletizing Company LLC	OMAN	Oman HR	Asia Pacific, Europe & Middle East
41	Vale S.A.	BRAZIL	RH Brasil	América Latina
42	Vale Taiwan Limited	TAIWAN	Base Metals & North America HR	Base Metals & North America
43	Vale Technology Development (Canada) Limited	CANADA	Base Metals & North America HR	Base Metals & North America
44	Vale Trading (Shanghai) Co., Ltd	CHINA	China HR	Asia Pacific, Europe & Middle East
45	ValeServe Malaysia Sdn. Bhd.	MALAYSIA	Malaysia HR	Asia Pacific, Europe & Middle East

Appendix B: Methodology for Currency Conversion

A.            Definition of Reverence Value (in USD) on Grant date

For participants outside Brazil (with local currency other than USD), the conversion of Reference Value into USD is necessary. For such, the following calculation methodology is used:

•                  Source of information: http://www.oanda.com/;

•                  Reference date for calculation: March 18th, 2016 (Grant date)

•                  Reference currency [A]: Currency in which the employee receives his/her base salary on December 31st, 2015 (in the case of expatriates, host country currency);

•                  Currency of shares [B]: USD (for ADRs negotiated outside Brazil);

•                  Conversion rate: selling (bid) closing rate (or average(28)) which reflects reference date, in the form [B] for 1 (one) unit of [A];

•                  Rounding rules: all amounts used in the calculations must be rounded to 2 (two) decimal places, according to internationally recognized rounding rules.

B.            For Acquisition of Shares/ADRs at each purchase window

For participants outside Brazil (with local currency other than USD), the deposited amount must be converted to USD, and the following method should be used:

•                  Source of information: http://www.oanda.com/;

•                  Reference date for calculation: last date for the deposit, for each purchase window;

•                  Reference currency [A]: Currency in which the executive made the deposit to Vale, for the specific purchase window;

•                  Currency of share [B]: USD (for ADRs negotiated outside Brazil);

•                  Conversion rate: selling (bid) closing rate which reflects reference date, in the form [B] for 1 (one) unit of [A];

•                  Rounding rules: all amounts used in the calculations must be rounded to 2 (two) decimal places, according to internationally recognized rounding rules.

C.            For Payments before the end of the Cycle

The following calculation methodology should be used for payments before the end of the cycle (see section VII.B. Early Payment for Employees Terminated During the Cycle). For these cases, for executives outside Brazil (with local currency other than USD), should be used the following:

•                  Source of information: http://www.oanda.com/;

•                  Reference currency [A]: Currency in which the employee receives his/her base salary (in the case of expatriates, host country currency);

•                  Currency of share [B]: USD (for ADRs negotiated outside Brazil);

(28)  If there is an AIP payment (even insufficient), will be used the average selling price (bid) as of March 18th, 2016.

•                  Reference period for calculation: 30 trading sessions prior to the reference dates according to information provided in Table VII.B.1, for each specific case;

•                  Conversion rate: weighted average of selling (bid) rate, based on the trading amount in each of the 30 trading sessions as per form [A] for 1 (one) unit of [B];

•                  Rounding rules: all amounts used in the calculations must be rounded to 2 (two) decimal places, according to internationally recognized rounding rules.

Appendix C: Methodology for Calculating the Average Share Price

A.            Shares/ADRs Purchase on Grant Date

In cases in which there is an AIP payment (even being insufficient), the share price to be considered at Grant date will be the average of all shares purchased on March 18th, 2016.

If  there is no AIP payment (and consequently no purchases on Match 18th, 2016), the price will be determined by closing price on that day.

All amounts used in the calculations must be rounded to 2 (two) decimal places, according to internationally recognized rounding rules.

Source of information: http://www.vale.com.

B.            Shares/ADRs Purchase on the Windows

The price to be considered will be the average of all shares purchased on the window date. All amounts used in the calculations must be rounded to 2 (two) decimal places, according to internationally recognized rounding rules.

Source of information: http://www.vale.com.

C.            For Payments before the end of the Cycle

For cases with payments before the end of the cycle, will be used as reference the 30 trading sessions prior to the reference dates according to information provided in Table VII.B.1, for each specific case.

All amounts used in the calculations must be rounded to 2 (two) decimal places, according to internationally recognized rounding rules.

Source of information: http://www.vale.com.

Appendix D: Participation Level Options

The following amounts are applicable to participants in the following locations: xxxxxxxxxxxx

Table D.1: Participation level options

Hierarchical level	Grade	Standard Option (% of gross annual base salary)	Extra Option (% of gross annual base salary)
Director/Head of Function	01V	xx	xx
	02V	xx	xx
	03V	xx	xx
	04V	xx	xx
	05V	xx	xx
	06V	Xx	xx
	07V	xx	xx
	08V	xx	xx

Managers and equivalent in a Technical Career	09V	xx	xx
	10V	xx	xx
	11V	xx	xx
	12V	xx	xx
	13V	xx	xx
	14V	xx	xx

Important note: The values indicated will be converted into shares/ADRs. For more information, please contact your local HR.

Appendix E: Distribution of Eligible Employees

Table E.1: Distribution of eligible employees according to the total number of participants.

Total number of eligible employees (Group A + Group B)	Maximum number of employees placed in Group A
1	1
2	1
3	1
4	2
5	2
6	2
7	3
8	3
9	3
10	3
11	4
12	4
13	4
14	5
15	5
16	5
17	6
18	6
19	6
20	6
21	7
22	7
23	7
24	8
25	8
26	8
27	9
28	9
29	9
30	9
31	10
32	10
33	10
34	11
35	11
36	11
37	12
38	12
39	12
40	12
41	13
42	13
43	13
44	14
45	14
46	14
47	15
48	15
49	15
50	15

Total number of eligible employees (Group A + Group B)	Maximum number of employees placed in Group A
51	16
52	16
53	16
54	17
55	17
56	17
57	18
58	18
59	18
60	18
61	19
62	19
63	19
64	20
65	20
66	20
67	21
68	21
69	21
70	21
71	22
72	22
73	22
74	23
75	23
76	23
77	24
78	24
79	24
80	24
81	25
82	25
83	25
84	26
85	26
86	26
87	27
88	27
89	27
90	27
91	28
92	28
93	28
94	29
95	29
96	29
97	30
98	30
99	30
100	30